Exhibit 99.1

PRESS RELEASE

Autoliv Updates its Financial Guidance

(Stockholm, September 17, 2009) — Autoliv Inc. (NYSE:ALV and SSE: ALIV) – the global leader in automotive safety systems – revises its financial guidance from July 21. The Company now expects its operating margin excluding restructuring charges to approximate 4% for the third quarter 2009. Consolidated sales for the quarter is expected to decline in the range of 15% to 20%, provided that current currency rates prevail, with the organic sales portion declining in the range of 10% to 15%. As a consequence, Autoliv is also revising its full year guidance.

In July, Autoliv expected an operating margin in range of 1-3% excluding restructuring charges on an expected decline in consolidated sales for the third quarter of 20-25%.

For the full year, Autoliv expects – as in July – its organic sales to be 3-5 percentage points better than light vehicle production in its largest markets, North America and Western Europe. However, the customers’ light vehicle production plans for the last six months of 2009 have now been raised by four percentage points for these markets. As a result and provided that current currency exchange rates prevail, Autoliv’s sales for 2009 could reach nearly $4.9 billion despite that North American and West European light vehicle production is expected to drop by 25% for the full year.

The Company now expects its restructuring costs this year to approximate $100 million. In July, Autoliv said that it expected restructuring costs for 2009 to exceed previously announced $75 million without specifying a new amount. Despite this increase, Autoliv now believes that it could reach a break-even operating margin for the full year including restructuring charges. In July, the Company expected an operating margin excluding restructuring charges of at least 1%.

The improved outlook for the third quarter and the full year is due to a faster recovery in light vehicle production than expected.

Autoliv will hold a Capital Markets Day tomorrow, Friday, September 18 in Frankfurt to discuss these topics. It will be possible to listen in to the presentations of Mr. Jan Carlson – the Autoliv CEO – and Mr Mats Wallin – the Autoliv CFO – by accessing www.autoliv.com. The presentations will starts at approximately 8 a m (CET) on Friday September 18. Slides for both presentations will also be available for downloading from Autoliv’s corporate website.

Inquiries:

Jan Carlson, President & CEO, Autoliv Inc., Tel +46-8-587 20 600

PRESS RELEASE

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 34,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2008 amounted to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb).

Safe Harbor Statement

This press release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including statements relating to industry trends, business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements are so identified.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions, including data available from third parties, and apply only as of the date of this release. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety or reasons, including without limitation, changes in and the successful execution of the action program discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material costs, particularly commodity and energy costs, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, customer bankruptcies or consolidations, divestiture of customer brands, the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, market acceptance of our new products, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, fluctuating fuel and commodity prices and other costs, supply issues, product liability, warranty and recall claims and other litigation, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Form 10-K for the year ended December 31, 2008.

Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicity or revise any forward-looking statements whether as a result of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statements.